Exhibit 99.1

NEWS RELEASE

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY ANNOUNCES
COMPLETION OF REFINANCING

SAN FRANCISCO, February 8, 2005 — Del Monte Foods Company (NYSE: DLM) announced today that its wholly-owned subsidiary Del Monte Corporation (the “Corporation”) has completed its previously announced plan to refinance a significant portion of its outstanding indebtedness. The refinancing included the consummation of the Corporation’s cash tender offer and consent solicitation (the “Offer”) with respect to its outstanding 9 1/4% senior subordinated notes due 2011 (the “Old Notes”), the Corporation’s private placement offering of $250 million principal amount of its 6 3/4% senior subordinated notes due 2015 (the “New Notes”) and the Corporation’s consummation of a new $950 million senior credit facility (the “New Credit Facility”).

The Corporation used the proceeds from the sale of the New Notes and borrowings under the New Credit Facility to fund the payment of consideration and costs relating to the Offer and to repay amounts outstanding under its previous credit facility. The New Credit Facility consists of a revolving credit facility of $350,000,000 with a term of six years, a $450,000,000 term loan A with a term of six years, and a $150,000,000 term loan B with a term of seven years.

The Offer expired at 12:00 midnight, New York City time, on Monday, February 7, 2005 (the “Expiration Time”). As of the Expiration Time, $297,463,000 aggregate principal amount of Old Notes had been validly tendered and not withdrawn, which represented approximately 99.15% of the outstanding aggregate principal amount of the Old Notes. The Corporation has accepted for payment and paid for all Old Notes validly tendered and not validly withdrawn on or prior to the Expiration Time.

This announcement does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the related Indenture. The Offer was made solely pursuant to the Corporation’s Offer to Purchase and Consent Solicitation Statement dated January 10, 2005.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CONTACTS:
	Brandy Bergman/Tracy Greenberger (Media)	Tom Gibbons (Analysts)
	Citigate Sard Verbinnen	Del Monte Foods
	(212) 687-8080	(415) 247-3382